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Pricing Supplement No. 21 dated February 24, 1999                  Registration No. 333-38171
(To Prospectus dated February 12, 1999 and                                          333-38171-01
Prospectus Supplement dated February 12, 1999)                       Filing under Rule  424(b)(3)

                                    FINOVA CAPITAL CORPORATION
                                  Medium-Term Notes - Fixed Rate

==================================================================================================
Principal Amount: $45,000,000.00              Original Issue Date (Settlement Date): March 1, 1999

Interest Rate: 6.20% per annum                Stated Maturity: March 1, 2004
==================================================================================================

Interest Payment Date(s): [X]   March 15 and September 15
                          [ ]   Other:

Regular Record Dates:     [X]   March 1 and September 1
                          [ ]   Other:

First Payment Date:             March 15, 1999

Redemption:

[X]  The Medium-Term Notes offered pursuant to this Pricing Supplement (the "Notes") cannot be redeemed at the option of FINOVA Capital Corporation (the "Company") prior to Stated
     Maturity.
[ ]  The Notes may be redeemed at the option of the Company prior to Stated Maturity.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:       until the Redemption Price is 100% of the
          Principal Amount.

Optional Repayment:

[X]  The Notes cannot be repaid at the option of the Holders thereof prior to Stated Maturity.
[ ]  The Notes can be repaid at the option of the Holders thereof prior to Stated Maturity.
     Optional Repayment Date(s):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Original Issue Discount: [ ] Yes  [X] No
         Total Amount of OID:                            Yield to Maturity:
         Initial Accrual Period:                         Issue Price:

Method used to determine yield for Initial Accrual Period:

[ ]  Approximate
[ ]  Exact

Form:  [X] Book-Entry   [ ] Certificated

Agent: [X] ABN AMRO Incorporated
       [ ] Chase Securities Inc.
       [ ] Deutsche Bank Securities Inc.
       [X] NationsBanc Montgomery Securities LLC
       [ ] Salomon Smith Barney Inc.
       [ ] Other:

       Agent is acting in the capacity indicated below:
         [X] Agent  [ ] Principal
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If as principal:

[ ]  The Notes are being offered at varying prices related to prevailing market prices at the time of resale, plus accrued interest, if any, from the Original Issue Date.

[ ]  The Notes are being offered at a fixed initial public offering price of        % of the
     Principal Amount, plus accrued interest, if any, from the Original Issue Date.

If as agent:
     The Notes are being offered at a fixed initial public offering price of 100% of the
     Principal Amount, plus accrued interest, if any, from the Original Issue Date.

Agent's discount or commission: .50%

Net proceeds to Company: $44,775,000.00

CUSIP: 31808CCP5

Trustee: The First National Bank of Chicago

Other Provisions:




Certain capitalized terms used in this Pricing Supplement and not defined herein have the respective meanings ascribed thereto in the Prospectus and Prospectus Supplement referred to above.

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